CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - MAY 2012

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (8,062.040 units) at April 30, 2012	$9,079,076
Additions of 0.000 units on May 31, 2012	-
Redemptions of (84.306) units on May 31, 2012	(98,322)
Offering Costs	(3,972)
Net Income (Loss) - May 2012	327,255

Net Asset Value (7,977.734 units) at May 31, 2012	$9,304,037

Net Asset Value per Unit at May 31, 2012	$1,166.25

Partners' Capital - Class B

Net Asset Value (308.926 units) at April 30, 2012	$299,728
Additions of 0.000 units on May 31, 2012	-
Redemptions of (0.000) units on May 31, 2012	-
Offering Costs	(131)
Net Income (Loss) - May 2012	12,737

Net Asset Value (308.926 units) at May 31, 2012	$312,334

Net Asset Value per Unit at May 31, 2012	$1,011.03

Partners' Capital - Class C

Net Asset Value (8,330.062 units) at April 30, 2012	$9,661,052
Additions of 64.739 units on May 31, 2012	77,860
Redemptions of (31.354) units on May 31, 2012	(37,708)
Offering Costs	(4,231)
Net Income (Loss) - May 2012	361,464

Net Asset Value (8,363.447 units) at May 31, 2012	$10,058,437

Net Asset Value per Unit at May 31, 2012	$1,202.67

Partners' Capital - Class D

Net Asset Value (729.947 units) at April 30, 2012	$726,179
Additions of 41.146 units on May 31, 2012	42,501
Redemptions of (25.985) units on May 31, 2012	(26,841)
Offering Costs	(317)
Net Income (Loss) - May 2012	28,120

Net Asset Value (745.108 units) at May 31, 2012	$769,642

Net Asset Value per Unit at May 31, 2012	$1,032.93

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$803,156
Change in unrealized	239,168

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	(68,954)
Intrest income (loss)	2,490
Total income	975,860

Expenses:
Management fee	34,604
Performance fee	176,673
Sales and brokerage fee	27,228
Operating expenses	7,779
Total expenses	246,284
Net Income (Loss) - May 2012	$729,576

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on May 31, 2012	$1,166.25
Net Asset Value per Unit on April 30, 2012	$1,126.15
Unit Value Monthly Gain (Loss) %	3.56%
Fund 2012 calendar YTD Gain (Loss) %	6.36%

Partners' Capital - Class B

Net Asset Value per Unit on May 31, 2012	$1,011.03
Net Asset Value per Unit on April 30, 2012	$970.22
Unit Value Monthly Gain (Loss) %	4.21%
Fund 2012 calendar YTD Gain (Loss) %	7.27%

Partners' Capital - Class C

Net Asset Value per Unit on May 31, 2012	$1,202.67
Net Asset Value per Unit on April 30, 2012	$1,159.78
Unit Value Monthly Gain (Loss) %	3.70%
Fund 2012 calendar YTD Gain (Loss) %	6.67%

Partners' Capital - Class D

Net Asset Value per Unit on May 31, 2012	$1,032.93
Net Asset Value per Unit on April 30, 2012	$994.84
Unit Value Monthly Gain (Loss) %	3.83%
Fund 2012 calendar YTD Gain (Loss) %	7.60%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Stephen C. Roussin
Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,
The Fund’s strategies recorded gains in two of four sectors traded in May.  Continued problems in Europe and signs of a slowing global economy helped push safe haven asset prices higher and caused risk assets to fall.  The fixed income and commodity sectors were profitable for the Fund while the foreign exchange and equity indices sectors detracted from performance.

The primary source of returns in May came from the fixed income sector.  Weaker economic numbers and persisting uncertainty across the euro zone drove many fixed income yields to record lows, negative in some cases, and benefited the Fund’s long position in global government bond futures.  Increased safe haven demand produced minor losses in the foreign exchange sector from the Fund’s long positions in the U.S. Dollar as it reached its highest level since September 2010 with the Dollar Index (DXY) up over 5% on the month.  Ongoing efforts by the Bank of Japan and the Swiss National Bank to limit their currency’s strength helped bolster the appeal of the Dollar.  Smaller gains were recorded in the commodity markets from the Fund’s short positions in cotton as the soft commodity sold-off all month and ended the month down 21.5% on increasing global supply and falling demand in China.  Additional gains in the commodity markets came from short positions in base and precious metals.

A portion of these gains were offset by losses in the equity markets from positions in U.S. and global stock index futures as the markets sold off aggressively on the back of concerns about a possible Greek exit from the European Union, Spain’s struggle to recapitalize its’ banks, and softer global economic data.

Discipline and strong risk management are critical in navigating global markets and Campbell & Company remains committed to both.  We are pleased with the results of the Fund in May and strive to deliver absolute returns in all economic environments.

Please do not hesitate to call us if you have any questions.
Sincerely,

Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.